Exhibit 10.2

ABBOTT LABORATORIES

DEFERRED COMPENSATION & RESTORATION PLAN

(Amended and Restated Effective June 1, 2024)

Table of Contents
Page

ARTICLE I Introduction
Section 1.1    Purpose    1
Section 1.2    ERISA    1
Section 1.3    Employers    1
Section 1.4    Grandfathered Amounts    1
Section 1.5    Effective Date    1
ARTICLE II Definitions    1
Section 2.1    Account    1
Section 2.2    ARP.    2
Section 2.3    Base Compensation    2
Section 2.4    Beneficiary    2
Section 2.5    Board of Review    2
Section 2.6    Company    2
Section 2.7    DCP Component    2
Section 2.8    DCP Match Contribution.    2
Section 2.9    DCP Nonelective Contribution.    2
Section 2.10    Deferral Account    2
Section 2.11    Deferral Election    2
Section 2.12    Disability    2
Section 2.13    Distribution Election    3
Section 2.14    Effective Date    3
Section 2.15    Eligibility Date    3
Section 2.16    Eligible Bonus    3
Section 2.17    Eligible Compensation    3
Section 2.18    Eligible Employee    3
Section 2.19    Employer    4
Section 2.20    Employer Contribution    4
Section 2.21    Employer Contribution Account    4
Section 2.22    Employer 401(k) Plan    4
Section 2.23    ERISA    4
Section 2.24    Green Employee.    4
Section 2.25    Hardship Distribution    4
Section 2.26    In-Service Distribution    4
Section 2.27    Initial Election    4
Section 2.28    Investment Election    4
Section 2.29    Investment Fund(s)    4
Section 2.30    Investment Fund Subaccounts    4
Section 2.31    Matching DCP Deferral    4
Section 2.32    Nonelective DCP Deferral.    5
Section 2.33    Participant    5
Section 2.34    Plan    5
Section 2.35    Plan Administrator    5
Section 2.36    Plan Year    5
Section 2.37    Rate of Return    5

Section 2.38    Restoration Account    5
Section 2.39    Restoration Component    5
Section 2.40    Restoration Match Contribution.    5
Section 2.41    Restoration Nonelective Contribution.    5
Section 2.42    Retirement    5
Section 2.43    SRP    6
Section 2.44    Subsequent Election    6
Section 2.45    Subsidiary    6
Section 2.46    Termination of Employment    6
Section 2.47    Unforeseeable Emergency    6
ARTICLE III Participation    6
Section 3.1    Participation    6
Section 3.2    Termination of Participation    7
ARTICLE IV Participant Elections    8
Section 4.1    Deferral Elections for the DCP Component    8
Section 4.2    Investment Elections    9
Section 4.3    Distribution Elections    9
Section 4.4    Deadline for Submitting Distribution Elections    10
ARTICLE V Employer Contributions    10
Section 5.1    Employer Contributions    10
Section 5.2    Nonelective Contribution Eligibility Requirements.    11
Section 5.3    Allocation of Employer Contributions    11
ARTICLE VI Maintenance and Crediting of Accounts    12
Section 6.1    Maintenance of Accounts    12
Section 6.2    Crediting of Accounts    12
Section 6.3    Statement of Accounts    12
ARTICLE VII Vesting and Forfeitures    12
Section 7.1    Deferral Accounts    12
Section 7.2    Employer Contribution Account    13
ARTICLE VIII Distribution of Benefits    13
Section 8.1    Distribution of Benefits in the Event of a Termination of Employment    13
Section 8.2    In-Service Distributions    13
Section 8.3    Distribution of Benefits in the Event of Retirement    13
Section 8.4    Distribution of Benefits on the Earlier to Occur of a Participant’s Retirement or a Specified Date    14
Section 8.5    Distributions Due to Unforeseeable Emergency    14
Section 8.6    Distribution of Benefits in the Event of Death    15
Section 8.7    Distribution of Benefits in the Event of Disability    15
Section 8.8    Postponing or Amending Distributions    15
Section 8.9    Distribution of Benefits Pursuant to a Domestic Relations Order    16
ARTICLE IX Beneficiary Designation    16
Section 9.1    Beneficiary Designation    16
Section 9.2    Failure to Designate a Beneficiary    16
Section 9.3    Facility of Payment    16

ARTICLE X Administration of Plan    16
Section 10.1    Plan Administrator    16
Section 10.2    Reliance on Tables, etc    17
Section 10.3    Delegation    17
Section 10.4    Operations    18
Section 10.5    Uniform Rules    18
Section 10.6    Plan Administrator’s Decisions Final    18
ARTICLE XI Claims for Benefits    18
Section 11.1    Claims and Review Procedures    18
ARTICLE XII Amendment and Termination of Plan    18
Section 12.1    Amendment    18
Section 12.2    Termination    18
ARTICLE XIII Miscellaneous    18
Section 13.1    Unfunded Plan    18
Section 13.2    Nonassignability    19
Section 13.3    Validity and Severability    19
Section 13.4    Governing Law    19
Section 13.5    Employment Status    19
Section 13.6    Underlying Incentive Plans and Programs    19
Section 13.7    Successors of the Company    19
Section 13.8    Waiver of Breach    19
Section 13.9    Notice    19
Section 13.10    Waiver of Notice    19
Section 13.11    Evidence    20
Section 13.12    Additional Employers    20
Section 13.13    Separation and Distribution Agreement of 2004    20
Section 13.14    Section 409A    20
SUPPLEMENT A    A-1
Article I    Introduction    A-1
Section 1.1    Purpose    A-1
Article II Pilot Benefit Participation    A-1
Section 2.1    Eligibility.    A-1
Section 2.2    Participation    A-1
Section 2.3    Application of ERISA    A-1
Article III Pilot Participants’ Supplemental Deferred Compensation Benefit    A-2
Section 3.1    Pilot Benefit    A-2
Section 3.2    Pilot Benefit Eligibility Requirements    A-2
Section 3.3    Pilot Benefit Vesting and Forfeiture    A-2
Section 3.4    Pilot Benefit Distribution    A-2
SUPPLEMENT B    B-1
B-1 Purpose and Effect    B-1
B-2 Transfer of Liabilities from Solvay DCP    B-1
B-3 Distribution Elections    B-1

B-4 Earnings Equivalents    B-1
B-5 Vesting and Forfeiture    B-1
B-6 Distributions    B-2
B-7 Use of Terms    B-2

ARTICLE I

Introduction
Section 1.1    Purpose. The Plan is designed to assist the Employers in attracting and retaining key employees by providing those employees with the opportunity to defer the receipt of a portion of their compensation and receive employer contributions based on eligible compensation in excess of the applicable limit on compensation as defined in Code Section 401(a)(17), and to have such deferred compensation and employer contributions treated as if they were invested pending distribution by the Plan.
Section 1.2    ERISA. The Plan is intended to be exempt from Parts 2, 3, and 4 of Title I of ERISA and, therefore, participation in the Plan is limited to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
Section 1.3    Employers.
(a)    After the Effective Date, any Subsidiary of the Company that is not then an Employer may adopt the Plan with the Company’s consent as described in Section 13.12.
(b)    Each Employer shall be liable to the Company for an amount equal to the Plan benefits earned by its Eligible Employees.  Where an Eligible Employee has been employed by more than one Employer, the Plan Administrator shall allocate the liability to the Company associated with that Eligible Employee’s Plan benefits among his or her Employers.  The Plan Administrator shall establish procedures for determining the time at which and manner in which the Employers shall pay this liability to the Company.
Section 1.4    Grandfathered Amounts. Notwithstanding anything in this Plan to the contrary, any amounts under this Plan that were earned and vested before January 1, 2005 (as determined in accordance with Code Section 409A) (“Grandfathered Amounts”) shall be subject to the terms and conditions of the Plan as administered and as in effect on October 3, 2004.  Amendments made to the Plan pursuant to this amendment and restatement or otherwise shall not affect the Grandfathered Amounts unless expressly provided for in the amendment.  The terms and conditions applicable to the Grandfathered Amounts are set forth in Appendix A attached hereto.
Section 1.5    Effective Date. The Plan has been amended and restated, effective June 1, 2024, except as otherwise indicated.
ARTICLE II

Definitions
When used in this Plan, unless the context clearly requires a different meaning, the following words and terms shall have the meanings set forth below.  Whenever appropriate, words used in the singular shall be deemed to include the plural, and vice versa, and the gender specifically used shall be deemed to include any other gender, masculine, feminine, or neuter, as the context requires.
Section 2.1    Account. “Account(s)” means the account(s) established for record-keeping purposes for each Participant pursuant to Article VI.

Section 2.2    ARP. “ARP” means the Abbott Laboratories Annuity Retirement Plan, as amended and restated from time to time.
Section 2.3    Base Compensation. “Base Compensation” means the Participant’s total compensation earned in a Plan Year for personal service actually rendered to an Employer (excluding Eligible Bonuses, all other bonuses, relocation expenses, reimbursements, expense allowances, fringe benefits (cash or noncash), welfare benefits (whether or not those amounts are includible in gross income) and other non-regular forms of compensation) before deductions for (i) Deferral Elections made pursuant to Section 4.1 or (ii) contributions made on the Participant’s behalf to any Employer 401(k) Plan, to any cafeteria plan under Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”), under Section 132(f) of the Code, or Section 223 of the Code, maintained by an Employer. Notwithstanding the foregoing, the Plan Administrator or its delegate may designate amounts to be included in or excluded from Base Compensation for certain or all purposes of the Plan.
Section 2.4    Beneficiary. “Beneficiary” means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article IX.
Section 2.5    Board of Review. “Board of Review” means the Abbott Laboratories Employee Benefit Board of Review as defined under the ARP and having the powers and duties described in this Plan.
Section 2.6    Company. “Company” means Abbott Laboratories, its successors, any organization into which or with which Abbott Laboratories may merge or consolidate or to which all or substantially all of its assets may be transferred.
Section 2.7    DCP Component. “DCP Component” means the portions of the Plan containing a Participant’s Deferral Account and DCP Match Contribution and/or DCP Nonelective Contribution, as applicable, in his or her Employer Contribution Account.
Section 2.8    DCP Match Contribution. “DCP Match Contribution” means an Employer Contribution credited to a Participant pursuant to Section 5.1(a)(i).
Section 2.9    DCP Nonelective Contribution. “DCP Nonelective Contribution” means an Employer Contribution credited to a Participant pursuant to Section 5.1(a)(ii).
Section 2.10    Deferral Account. “Deferral Account(s)” means the account(s) established for record-keeping purposes for each Participant’s Deferral Election pursuant to Section 6.1.
Section 2.11    Deferral Election. “Deferral Election” means an election under the Plan by a Participant to defer the receipt of a portion of his or her Eligible Compensation made in accordance with Section 4.1.
Section 2.12    Disability. The date of “Disability” of a Participant means that, the date on which the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, eligible to receive income replacement benefits under the terms of the Abbott Laboratories Long-Term Disability Plan (“LTD Plan”) (formerly known as the Abbott Laboratories Extended Disability Plan (“EDP”)) or, for a Participant whose Employer does not participate in the LTD Plan, such similar accident and health plan in which his or her Employer participates, in either case receiving such income replacement benefits for a period of six months.

Section 2.13    Distribution Election. “Distribution Election” is defined in Section 4.3(a).
Section 2.14    Effective Date. “Effective Date” is defined in Section 1.5.
Section 2.15    Eligibility Date. “Eligibility Date” is defined in Section 3.1(a)(ii).
Section 2.16    Eligible Bonus. “Eligible Bonus” means an annual cash incentive bonus for a Plan Year that the Plan Administrator, or its delegate, has designated as being eligible for Deferral Elections and certain Employer Contributions under the Plan.  Cash bonuses paid under the Abbott Laboratories Cash Profit Sharing Plan or any Employer’s annual incentive bonus plan with a performance period commencing on January 1 and ending on December 31 of the applicable Plan Year are eligible for Deferral Elections and certain Employer Contributions under the Plan.
Section 2.17    Eligible Compensation. “Eligible Compensation” means the Participant’s Base Compensation and Eligible Bonuses.
Section 2.18    Eligible Employee. “Eligible Employee” means any person employed by an Employer who:
(a)    Is a United States employee or an expatriate who is based and paid in the United States; and
(b)    Meets the requirements of Section (i), (ii) and/or (iii) below:
(i)    With respect to the DCP Component of the Plan, is shown as having a grade level of 20 (or equivalent level of compensation if on a different pay grade system) or higher on his or her Employer’s Human Resource System; and/or
(ii)    With respect to the Restoration Component of the Plan, is a Green Employee; and/or
(iii)    With respect to Supplement A, is a Green Employee who satisfies the requirements of Section 2.1 of Supplement A;
and who is not (a) both an officer of the Company and eligible to participate in the Abbott Laboratories 401(k) Supplemental Plan, except as contemplated by Section 3.1 hereof for the Plan Year in which the person is first named an officer, (b) an individual who provides services to an Employer under a contract, arrangement or understanding with either the individual directly or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is subsequently determined (by an Employer, the Internal Revenue Service, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer rather than an independent contractor or employee of such agency or leasing organization, or (c) any Employee who is employed by an Employer located in Puerto Rico, other than any person designated as a “U.S. Expatriate” on the records of an Employer.
For all Plan purposes, an individual shall be an “Eligible Employee” for any Plan Year only if during that Plan Year an Employer treats that individual as its employee for purposes of employment taxes and wage withholding for Federal income taxes, even if such individual is subsequently determined (by an Employer, the Internal Revenue Service, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer in that Plan Year.

Section 2.19    Employer. “Employer” shall mean the Company, the participating Employers on the Effective Date, and any Subsidiary of the Company that subsequently adopts the Plan in the manner provided in Section 13.12.
Section 2.20    Employer Contribution. “Employer Contribution” means the DCP Match Contribution, DCP Nonelective Contribution, Restoration Match Contribution, and/or Restoration Nonelective Contribution deemed to have been made by an Employer pursuant to Section 5.1, as well as any Pilot Benefit Contribution deemed to have been made by an Employer pursuant to Supplement A.
Section 2.21    Employer Contribution Account. “Employer Contribution Account(s)” means the account(s) established for record-keeping purposes for each Participant’s Employer Contributions pursuant to Section 6.1, as applicable.
Section 2.22    Employer 401(k) Plan. “Employer 401(k) Plan” means any defined contribution retirement plan that is maintained by an Employer, qualified under Code Section 401(a), and includes a cash or deferred arrangement under Code Section 401(k).  The term shall specifically include, but not be limited to, the Abbott Laboratories Stock Retirement Plan.
Section 2.23    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Section 2.24    Green Employee. “Green Employee” means any person who is an employee of an Employer who (a) is hired or rehired on or after June 1, 2024, or (b) who transfers from a non-U.S. employer to a U.S. Employer on or after June 1, 2024, or (c) who is otherwise not eligible to accrue benefit service in the ARP (other than an employee who would be eligible to do so but for Section 2.1(b) of the ARP).
Section 2.25    Hardship Distribution. “Hardship Distribution” is defined in Section 8.5(a).
Section 2.26    In-Service Distribution. “In-Service Distribution” is defined in Section 4.3(a)(ii)(B).
Section 2.27    Initial Election. “Initial Election” is defined in Section 4.3(a).
Section 2.28    Investment Election. “Investment Election” is defined in Section 4.2(b).
Section 2.29    Investment Fund(s). “Investment Fund(s)” means one or more of the funds selected by the Plan Administrator pursuant to Section 4.2.
Section 2.30    Investment Fund Subaccounts. “Investment Fund Subaccounts” is defined in Section 6.1(b).
Section 2.31    Matching DCP Deferral. “Matching DCP Deferral” for a Participant for a Plan Year means:
(a)    With regard to a Participant who is not a Green Employee, an amount equal to the total dollar amount of the Participant’s deferrals for the Plan Year pursuant to Employee Deferral Elections under Section 4.1(b), but in no event shall a Participant’s Matching DCP Deferral for a Plan Year exceed the amount by which (i) the Participant’s Base Compensation for the Plan Year up to the limit on compensation as defined in Code Section 401(a)(17) exceeds (ii) the Participant’s Base Compensation for the Plan Year less the total dollar amount deferred pursuant to Employee Deferral Elections under Section 4.1(b) for the Plan Year.
(b)    With regard to a Participant who is a Green Employee, an amount equal to the total dollar amount of the Participant’s deferrals for the Plan Year pursuant to Employee Deferral Elections under Section 4.1(b), but in no event shall a Participant’s Matching DCP Deferral for a Plan Year exceed the amount by which (i) the Participant’s Eligible Compensation for the Plan Year up to the limit on compensation as defined in Code Section 401(a)(17) exceeds (ii) the Participant’s Eligible Compensation for the Plan Year less the total dollar amount deferred pursuant to Employee Deferral Elections under Section 4.1(b) for the Plan Year.
Section 2.32    Nonelective DCP Deferral. “Nonelective DCP Deferral” for a Participant for a Plan Year means an amount equal to the total dollar amount of the Participant’s deferrals for the Plan Year pursuant to Employee Deferral Elections under Section 4.1(b), but in no event shall a Participant’s Nonelective DCP Deferral for a Plan Year exceed the amount by which (a) the Participant’s Eligible Compensation for the Plan Year up to the limit on compensation as defined in Code Section 401(a)(17) exceeds (b) the Participant’s Eligible Compensation for the Plan Year less the total dollar amount deferred pursuant to Employee Deferral Elections under Section 4.1(b) for the Plan Year (provided, that for 2024, the Nonelective DCP Deferral shall be calculated based on the period from June 1, 2024 to December 31, 2024, as determined by the Plan Administrator).
Section 2.33    Participant. “Participant” means any Eligible Employee who satisfies the applicable participation requirements provided in Article III.
Section 2.34    Plan. “Plan” means the Abbott Laboratories Deferred Compensation & Restoration Plan.
Section 2.35    Plan Administrator. “Plan Administrator” is the Board of Review (or its delegate to the extent appointed in accordance with Section 10.3).
Section 2.36    Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.
Section 2.37    Rate of Return. “Rate of Return” means, for each Investment Fund, an amount equal to the net gain or net loss (expressed as a percentage) on the assets of that Investment Fund.
Section 2.38    Restoration Account. “Restoration Account” means the account(s) established for record-keeping purposes for the Restoration Match Contribution and Restoration Nonelective Contribution pursuant to Section 5.1(b).
Section 2.39    Restoration Component. “Restoration Component” means the portions of the Plan containing a Participant’s Restoration Account.
Section 2.40    Restoration Match Contribution. “Restoration Match Contribution” means an Employer Contribution credited to a Participant pursuant to Section 5.1(b)(ii).
Section 2.41    Restoration Nonelective Contribution. “Restoration Nonelective Contribution” means an Employer Contribution credited to a Participant pursuant to Section 5.1(b)(i).

Section 2.42    Retirement. “Retirement” means a Termination of Employment after having satisfied the age and service requirements of (a), (b), or (c) below, as applicable:
(a)    for the Participant hired before 2004, the date on which the Participant attains age 50 and completes 10 years of vesting service; or
(b)    for the Participant hired after 2003, the date on which the Participant attains age 55 and completes 10 years of vesting service; or age 65; or
(c)    with respect to a Participant covered by Supplement I of the ARP as Abbott Retained Employees (as such term is defined in the ARP), the date on which the Participant attains age 55 and completes 5 years of vesting service (as such term is described in the AbbVie Pension Plan for Former BASF and Former Solvay Employees).
For purposes of this definition of “Retirement,” “vesting service” shall have the meaning set forth in the ARP for a Participant who is covered by the ARP, and shall have the meaning set forth in the Employer 401(k) Plan in which the Participant is eligible to participate for a Participant who is not covered by the ARP. Except as otherwise provided by the Plan Administrator, for purposes of this definition of “Retirement,” the hire date of any employee of a business entity, part or all of which is or was acquired by or becomes a part of, a participating employer, will be considered the date that the business entity was acquired by or became a part of the participating employer, and vesting service prior to such date shall be credited only to the extent provided by the Plan Administrator.
Section 2.43    SRP. “SRP” means the Abbott Laboratories Stock Retirement Plan, as amended and restated from time to time.
Section 2.44    Subsequent Election. “Subsequent Election” is defined in Section 4.3(c).
Section 2.45    Subsidiary. “Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture, or business trust organized in the United States, 50 percent or more of the voting stock of which is owned, directly or indirectly, by the Company.
Section 2.46    Termination of Employment. “Termination of Employment” means the reduction or cessation of a Participant’s services, other than due to death, that constitutes a “separation from service” from the Company and its Subsidiaries within the meaning of Code Section 409A.
Section 2.47    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Plan Administrator in accordance with Treasury Regulation Section 1.409A-3(i)(3) or such other regulation or guidance issued under Code Section 409A.

ARTICLE III

Participation
Section 3.1    Participation. An Eligible Employee shall become a Participant in the DCP Component and/or the Restoration Component in accordance with the following provisions.
(a)    DCP Component. An Eligible Employee shall become a Participant in the Plan for purposes of the DCP Component in accordance with the following:
(i)    By making a Deferral Election, Investment Fund Election, and Distribution Election pursuant to Article IV on or before the deadline set by the Plan Administrator pursuant to Section 4.4.
(ii)    A newly hired individual who is an Eligible Employee shall become eligible to participate in the Plan on the first day of the month next following the month after the individual’s date of hire (the “Eligibility Date”); provided, that in no event shall such individual begin to participate in the plan later than 90 days following his or her date of hire.  Notwithstanding the election requirements of Section 3.1(a)(i), a newly Eligible Employee who was not eligible to participate in any other plan that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) may make a Deferral Election, Investment Fund Election and Distribution Election pursuant to Article IV within the thirty (30) day period immediately following the Eligibility Date and in accordance with applicable law and the rules and procedures set by the Plan Administrator.  Any such election shall become irrevocable for the remainder of the Plan Year as of the end of the thirty (30) day period immediately following the Eligibility Date, and shall be effective as of the first payroll period commencing after the end of such 30-day period.
(iii)    An individual who becomes an Eligible Employee as a result of a job promotion or transfer may only make a Deferral Election, Investment Fund Election and Distribution Election pursuant to Article IV with respect to Eligible Compensation to be earned in the Plan Year next following the year of such promotion or transfer.  Any such election shall be made in accordance with Article IV and shall become effective for Eligible Compensation earned in the Plan Year following the year in which the election is made.
(b)    Restoration Component. An Eligible Employee shall become a Participant in the Restoration Component if:
(i)    the Eligible Employee is a Green Employee and has Eligible Compensation in a Plan Year greater than the annual compensation limit under Code Section 401(a)(17) in effect for such Plan Year; and
(ii)    with regard to the Restoration Match Contribution, the Eligible Employee made the maximum elective deferrals for the Plan Year permitted under Code Section 402(g) and, if applicable, Code Section 414(v), in the SRP; and/or

(iii)    with regard to the Restoration Nonelective Contribution, the Eligible Employee meets the requirements set forth in Section 5.2 for such Plan Year.
Section 3.2    Termination of Participation.
(a)    A Participant who ceases to be an Eligible Employee due to a Termination of Employment will remain a Participant but (i) may no longer make Deferral Elections with respect to any Plan Year following the year of such termination and (ii) all deferrals under the Plan shall cease as of the date of the Participant’s Termination of Employment.  For any contributions made following a Participant’s Termination from Employment, such contributions will be added to the Participant’s then-current account balance at the same time such contributions would have been added had the Participant not incurred a Termination from Employment and included in future substantially equal installment payments; provided, that if the Participant’s account has been distributed in full at the time the contributions are made, then the contributions shall be distributed in a single lump sum within 90 days after such contribution is made. A Participant who ceases to be an Eligible Employee due to a job promotion (or demotion) may no longer make Deferral Elections or receive any Employer Contributions with respect to any Plan Year following the year of such promotion or demotion, but the Participant’s Deferral Elections for the Plan Year in which such promotion or demotion occurs shall remain irrevocable and any Employer Contributions attributable to such Plan Year and for which requirements have been met shall be made.
(b)    A Participant shall remain a Participant until (i) his or her death or (ii) his or her Accounts have been distributed in full.
ARTICLE IV

Participant Elections
Section 4.1    Deferral Elections for the DCP Component.
(a)    Participants shall make their Deferral Elections annually in the manner and format and at such times and pursuant to such rules as established by the Plan Administrator (a “Deferral Election”). Each Deferral Election shall apply to only a single Plan Year.
(b)    In his or her Deferral Election, the Participant shall specify the amount of his or her Base Compensation and the amount of his or her Eligible Bonuses that the Participant elects to defer for that Plan Year together with such other information as the Plan Administrator may, in its sole and absolute discretion, require.
(c)    For any Plan Year, a Participant may elect to defer:
(i)    between five percent (5%) and seventy-five percent (75%) of his or her Base Compensation (in whole percentage increments), and
(ii)    between five percent (5%) and one hundred percent (100%) of his or her Eligible Bonus (in whole percentage increments);
provided, however, that in no event may a Participant elect to defer his or her Eligible Compensation to the extent that his or her remaining compensation would be insufficient to satisfy all applicable withholding taxes and contributions required under Employer sponsored benefit plans in which the Participant participates.
(d)    A Participant may revoke his or her Deferral Election and file a subsequent Deferral Election at any time prior to the deadline for the receipt of election forms set by the Plan Administrator pursuant to Section 4.4. The latest Deferral Election filed prior to such deadline shall take effect for the applicable Plan Year, and all prior Deferral Elections shall be considered null and void. A Participant may not revoke his or her Deferral Election at any time after the deadline for making such Deferral Election set by the Plan Administrator pursuant to Section 4.4. Notwithstanding the foregoing, an Eligible Employee who submits a deferral election for the same Plan Year under any other nonqualified deferred compensation plan maintained by the Company or any Subsidiary shall be deemed to have revoked any Deferral Election previously filed under the Plan, and all prior Deferral Elections shall be considered null and void; provided, that such other deferral election must be submitted in accordance with the rules of such other plan and in any event no later than December 31 immediately preceding the Plan Year for which it is to be effective, and any Deferral Election filed under the Plan subsequent to such other plan deferral election shall render such other plan deferral election null and void.
Section 4.2    Investment Elections.
(a)    The Plan Administrator shall, from time to time, make available investment options (the “Investment Funds”) that serve as benchmark funds for the amounts in a Participant’s Accounts.  Such amounts shall not actually be invested in the Investment Funds and the Participant shall not be considered a shareholder of any of the Investment Funds he or she selects by virtue of participation in the Plan.  Instead, such deferrals and Employer Contributions shall be deemed invested in such Investment Funds, and his or her Accounts shall reflect such Investment Funds’ Rate of Return.
(b)    Participants shall make their investment elections in the manner and format and at such times and pursuant to such rules as established by the Plan Administrator (an “Investment Election”). The Investment Elections completed by the Participant shall specify the Investment Funds in which Participant’s Account shall be deemed to be invested, and the portion (expressed in whole percentage increments) of the Participant’s Account that are to be deemed to be invested in each such Investment Fund, and shall continue in effect until revoked or changed subject to such rules as may be established by the Plan Administrator. The Plan Administrator may require that Investment Elections be established separately for (i) Deferral Elections and/or the other portions of the DCP Component and/or Restoration Component and/or (ii) for each Plan Year.
(c)    If a Participant fails to make an Investment Election in accordance with the preceding subsection with regard to all or a portion of his or her Account, the Plan Administrator may establish a default Investment Fund in which the Participant shall be deemed to have elected to invest.
Section 4.3    Distribution Elections.
(a)    A Participant shall make distribution elections with regard to his or her DCP Component Account in the manner and format and at such times and pursuant to such rules as established by the Plan Administrator (a “Distribution Election”).  Each such Distribution Election (the “Initial Election”):
(i)    Shall apply only to the amounts deferred pursuant to a Deferral Election, the DCP Match Contribution, and the DCP Nonelective Contribution, as applicable, attributable to a single Plan Year and must be made by the deadline set by the

Plan Administrator pursuant to Section 4.4, at which time the Initial Election shall be irrevocable, subject to Section 4.3(c).
(ii)    Shall include the following information:
(A)    Mandatory Retirement Election.  In all cases, the Participant shall select the method of payment from among the methods of payment described in Section 8.3(a) to apply in the event payment is made upon Retirement pursuant to this Distribution Election in accordance with Sections 8.3 or 8.4 or upon Disability in accordance with Section 8.7.
(B)    Optional In-Service Distribution Election.  The Participant shall also have the option to elect that the Eligible Compensation being deferred for that Plan Year shall be paid to the Participant while he or she is still employed by an Employer (an “In-Service Distribution”).  If the Participant elects to receive an In-Service Distribution of the Eligible Compensation being deferred, then the Participant shall also select the year in which the payments are to be made.  A Participant may not elect to receive an In-Service Distribution in a Plan Year that is less than two (2) years after the end of the Plan Year in which the Eligible Compensation is earned.
(b)    If permitted by the Plan Administrator, in the first year that a Participant becomes eligible to participate in the Restoration Component of the Plan, a Participant may be allowed to make a distribution election with regard to his or her Restoration Account in the manner and format and at such times and pursuant to such rules as established by the Plan Administrator. In such case, the Participant shall select the method of payment for the Restoration Account from among the methods of payment described in Section 8.3(a) to apply in the event payment is made upon Retirement in accordance with Sections 8.3 or 8.4 or upon Disability in accordance with Section 8.7. Any such election shall be made no later than thirty (30) days following the end of the Plan Year in which the initial Restoration Contribution is earned, at which time the distribution election shall be irrevocable, and in accordance with Treasury Regulation Section 1.409A-2(a)(7)(iii). If such initial distribution election is not permitted by the Plan Administrator or if no such election is made with regard to the Restoration Component of the Plan, then the Restoration Component Account shall be distributed upon Termination of Employment in accordance with Section 8.1 or 8.3(b), as applicable.
(c)    Notwithstanding anything to the contrary in this Section 4.3, a Participant may change the form of distribution with regard to his or her DCP Component Account, Restoration Component Account, and/or Pilot Benefit Account (in either case, a “Subsequent Election”) to the extent permitted by the Plan Administrator and Code Section 409A(a)(4)(C), including the requirements that such Subsequent Election:
(i)    shall not take effect until at least 12 months after the date on which the Subsequent Election is filed with the Plan Administrator;
(ii)    shall result in the first distribution subject to such Subsequent Election being made at least five years after the date such distribution would otherwise have been paid pursuant to the previous election; and
(iii)    shall be filed with the Plan Administrator at least 12 months before the date the first scheduled distribution is to be paid pursuant to the previous election.

Section 4.4    Deadline for Submitting Distribution Elections. The Plan Administrator may set a deadline or deadlines for the receipt of the Distribution Elections required under the Plan; provided, however, that, except as provided in Section 3.1(a)(ii) or Section 4.3(c), such elections must be submitted no later than the end of the calendar year immediately preceding the Plan Year for which it is to be effective.
ARTICLE V

Employer Contributions
Section 5.1    Employer Contributions.
(a)    DCP Component. Each Participant who makes a Deferral Election will be credited with:
(i)    an Employer Contribution equal to 5% of the Participant’s Matching DCP Deferral (the “DCP Match Contribution”), and
(ii)    subject to Section 5.2, and only if the Participant is a Green Employee, an Employer Contribution equal to 3% of the Participant’s Nonelective DCP Deferral (the “DCP Nonelective Contribution”).
The Plan Administrator may, however, in its discretion, otherwise set the amount of the DCP Match Contribution or DCP Nonelective Contribution, provided that such contributions shall be calculated based only on Eligible Compensation not in excess of the Code Section 401(a)(17) limit. Further, and notwithstanding the foregoing, any DCP Nonelective Contribution deemed made under this Section 5.1(a) with respect to 2024 shall be calculated solely for the period from June 1, 2024 to December 31, 2024, and shall be prorated as determined appropriate by the Plan Administrator.
An Employer Contribution made under the DCP Component for a Plan Year shall be distributed to the Participant according to the election made by the Participant governing his or her deferrals for that same Plan Year.
(b)    Restoration Component. As of the first quarter of each Plan Year, the following contributions shall be deemed made by an Employer on behalf of each Eligible Employee meeting the requirements of Section 3.1(b) for the prior Plan Year.
(i)    Restoration Nonelective Contribution. An Employer Contribution equal to 3%, applied to such Participant’s Eligible Compensation for the prior Plan Year in excess of the applicable limit on compensation as defined in Code Section 401(a)(17) for such prior Plan Year; and
(ii)    Restoration Match Contribution. An Employer Contribution equal to 5%, applied to such Participant’s Eligible Compensation for the prior Plan Year in excess of the applicable limit on compensation as defined in Code Section 401(a)(17) for such prior Plan Year.
Notwithstanding the foregoing, the contributions deemed made under this Section 5.1(b) with respect to 2024 shall be calculated solely for the period from June 1, 2024 to December 31, 2024, and shall be prorated as determined appropriate by the Plan Administrator; provided, that in no event may the Restoration Match Contribution for any Participant for such period exceed an amount equal to 5% of

Eligible Compensation less $17,250 (5% of the Code Section 401(a)(17) limit for 2024). In addition, notwithstanding any provision to the contrary, in no event may the Restoration Nonelective Contribution for a Plan Year exceed an amount equal to 3% of Eligible Compensation less 3% of the Code Section 401(a)(17) limit for such Plan Year, and in no event may the Restoration Match Contribution for a Plan Year exceed an amount equal to 5% of Eligible Compensation less 5% of the Code Section 401(a)(17) limit for such Plan Year.
Section 5.2    Nonelective Contribution Eligibility Requirements. Notwithstanding any provision of the Plan to the contrary, a Participant who incurs a Termination of Employment with the Company and all Subsidiaries for any reason other than death, Disability, or Retirement at any time during a Plan Year, or who is on an educational, personal or other unpaid leave on the last day of the Plan Year, shall not be eligible to receive a either a DCP Nonelective Contribution or a Restoration Nonelective Contribution for such Plan Year. Notwithstanding the foregoing, a Participant’s approved and paid leave of absence on the last day of a Plan Year (including pay continuation leave, short-term medical leave, parental leave, adoption leave, workers’ compensation leave, military leave, Family and Medical Leave Act leave, or long-term disability leave under an Employer’s plan) shall not disqualify the Participant from eligibility to receive a DCP Nonelective Contribution or a Restoration Nonelective Contribution for such Plan Year. All references to “Plan Year” in this Section 5.2 shall, with respect to 2024, refer to the period from June 1, 2024, through December 31, 2024.
Section 5.3    Allocation of Employer Contributions. A Participant’s Employer Contribution for a Plan Year shall be allocated among the Investment Funds in accordance with the Participant’s election applicable for such contributions, or the default fund in the absence of an election.
ARTICLE VI

Maintenance and Crediting of Accounts
Section 6.1    Maintenance of Accounts.
(a)    The Plan shall maintain a separate Account for each Deferral Election and Employer Contribution (which shall include an aggregate subaccount for all Restoration Contributions, as applicable) made for a Participant.  A Participant’s Accounts shall reflect the Participant’s Investment Fund Elections and, as applicable, Distribution Elections made pursuant to Article IV, any Employer Contributions made on behalf of the Participant pursuant to Article V, adjustments to the Account made pursuant to this Article VI, and distributions made with respect to the Account pursuant to Article VIII.  The Accounts shall be used solely as a device for the measurement and determination of the amounts to be paid to the Participants pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.
(b)    Each Account shall be divided into separate subaccounts (“Investment Fund Subaccounts”), each of which corresponds to the Investment Fund selected by or deemed to have been selected by the Participant pursuant to Section 4.2, as applicable.
Section 6.2    Crediting of Accounts.
(a)    No later than five (5) business days following the end of each pay period, the Plan shall credit each Participant’s Investment Fund Subaccounts to reflect amounts deferred from the Participant’s Eligible Compensation during that pay period and the Investment Fund Election made by the Participant with respect to that Eligible Compensation.

(b)    No later than the first calendar quarter following each Plan Year, the Plan shall credit each Participant’s Investment Fund Subaccounts to reflect any Employer Contribution deemed to have been made on behalf of the Participant for that prior Plan Year and the allocation of that contribution among the Investment Funds pursuant to Section 4.2, as applicable.
(c)    The Plan Administrator shall adjust each Investment Fund Subaccount to reflect any transfers under the Plan to or from that Investment Fund Subaccount, as of the end of each business day to reflect any distributions under the Plan made with respect to that Investment Fund Subaccount, and the Rate of Return on the related Investment Fund.
Section 6.3    Statement of Accounts. Each Participant shall be issued quarterly statements of his or her Account(s) in such form as the Plan Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Account(s) as of the end of the most recently completed quarter.
ARTICLE VII

Vesting and Forfeitures
Section 7.1    Deferral Accounts. A Participant’s Deferral Accounts shall be one hundred percent (100%) vested and non-forfeitable at all times.
Section 7.2    Employer Contribution Account.
(a)    Except as set forth in Supplement A, a Participant’s Employer Contribution Account shall become vested according to the same vesting schedule that applies to the matching contributions or nonelective contributions, as applicable, made by the Participant’s Employer on behalf of the Participant under the Employer 401(k) Plan in which the Participant participates.
(b)    If a Participant’s employment with the Employers terminates (whether voluntarily or involuntarily) before the Participant’s Employer Contribution Account becomes one hundred percent (100%) vested and non-forfeitable, then the Participant shall forfeit that portion of his or her Employer Contribution Account that is not fully vested and non-forfeitable.
ARTICLE VIII

Distribution of Benefits
Section 8.1    Distribution of Benefits in the Event of a Termination of Employment. In the event of a Participant’s Termination of Employment prior to the date the Participant attains eligibility for Retirement, the Company shall pay the Participant’s Accounts in a lump-sum to the Participant within 90 days following his or her Termination of Employment (regardless of any other distribution election that may have been made by the Participant, including any In-Service Distribution election).
Section 8.2    In-Service Distributions. Subject to the provisions of Sections 8.1. 8.4, and  8.6, the Company shall pay In-Service Distributions in a lump-sum to the Participant on the first business day in February of the year designated by the Participant in his or her Distribution Election.
Section 8.3    Distribution of Benefits in the Event of Retirement.

(a)    DCP Component. If, pursuant to Section 4.3, a Participant in the DCP Component has elected to receive his or her Plan benefits attributable to the DCP Component for a Plan Year upon his or her Retirement, then the Company shall pay the Participant his or her Plan benefits attributable to the DCP Component for such Plan Year commencing on the first business day in February next following the date of the Participant’s Retirement in any of the following forms pursuant to the Participant’s Initial Election or Subsequent Election, as applicable:
(i)    in substantially equal quarterly or annual installments to the Participant over fifteen (15) years; or
(ii)    in substantially equal quarterly or annual installments to the Participant over ten (10) years; or
(iii)    in substantially equal quarterly or annual installments to the Participant over five (5) years; or
(iv)    in a lump-sum; or
(v)    if no such election is on file with the Plan Administrator, in substantially equal quarterly installments to the Participant over ten (10) years.
Quarterly installments shall be paid on the first business day of each calendar quarter and annual installments shall be paid on the first business day of each calendar year.
(b)    Restoration Component. In the event of a Participant’s Termination of Employment on or after the date the Participant attains eligibility for Retirement, the Company shall pay the Participant’s Plan benefits attributable to the Restoration Component in substantially equal quarterly installments to the Participant over five (5) years commencing within 90 days following his or her Retirement; provided, that to the extent a Participant has made, in accordance with Code Section 409A and with Section 4.3(b) or (c), as applicable, a valid election with respect to the Restoration Component for the payment form applicable in the event payment is made upon Retirement, the Company shall pay the Participant in accordance with such election made for one of the forms of payment provided in Section 8.3(a).
(c)    Small Amounts. Notwithstanding any provision herein to the contrary, if the total sum of (i) a Participant’s Account (as adjusted for amounts accrued but not yet credited) in this Plan and (ii) deferrals of compensation under any other agreement, method, program or arrangement which must be aggregated with this Plan under Treasury Regulations section 1.409A-1(c)(2), is less than the applicable dollar amount under Code Section 402(g)(1)(B) in effect for the Plan Year in which such date occurs ($23,000 for the 2024 Plan Year), the balance of such Participant’s Account in this Plan shall be paid in a single lump sum as soon as administratively practicable (but in no event later than 90 days) following such date. Payment shall terminate and liquidate the Participant’s interest in the Plan and any other aggregated agreement, method, program or arrangement.
Section 8.4    Distribution of Benefits on the Earlier to Occur of a Participant’s Retirement or a Specified Date.
If a Participant has elected to receive all or a portion of his or her DCP Component benefits on a specified date pursuant to Section 4.3(a)(ii)(B), if the Participant’s Retirement occurs prior to such specified date,

(a)    For amounts deferred with respect to Plan Years beginning prior to January 1, 2008, the Company shall pay the Participant his or her Plan benefits in a lump sum on the first business day in February next following the Participant’s Retirement; and
(b)    For amounts deferred with respect to Plan Years beginning on or after January 1, 2008, the Company shall pay the Participant his or her Plan benefits in accordance with Section 8.3(a), subject to Section 8.3(c).
Section 8.5    Distributions Due to Unforeseeable Emergency.
(a)    A Participant may receive the early payment of all or part of the vested balance in his or her Account(s) in the event of an Unforeseeable Emergency (a “Hardship Distribution”) subject to the following restrictions:
(i)    The Participant has requested the Hardship Distribution from the Plan Administrator on a form provided by or in the format requested by the Plan Administrator, and has supplied supporting documentation determined sufficient by the Plan Administrator;
(ii)    The Plan Administrator has determined that an Unforeseeable Emergency has occurred;
(iii)    The Plan Administrator determines the amount of the Hardship Distribution, which amount will be limited to the amount reasonably necessary to satisfy the emergency need (including any amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the Hardship Distribution); and
(iv)    The Hardship Distribution shall be distributed in a lump-sum within 30 days following determination by the Plan Administrator of the amount of the Hardship Distribution.
(b)    The circumstances that would constitute a Unforeseeable Emergency will depend on the facts and circumstances of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship may be relieved through (i) reimbursement or compensation by insurance or otherwise, (ii) liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan in compliance with Code Section 409A.
Section 8.6    Distribution of Benefits in the Event of Death. In the event of a Participant’s death prior to the complete distribution of his or her Accounts, the Company shall distribute his or her total Plan benefits to his or her Beneficiary in a lump sum within 90 days after the date of the Participant’s death.
Section 8.7    Distribution of Benefits in the Event of Disability.
In the event of a Disability of a Participant, the Company shall pay the Participant his or her Plan benefits commencing on the first business day in February next following the date of the Participant’s Disability in the form set forth below:

(a)    For any Participant who has elected a form of payment to receive upon Retirement with regard to all or a portion of his or her Accounts, such portion of his or her Accounts shall be paid in accordance with such form of payment elected under Section 8.3(a), subject to Section 8.3(c).
(b)    For any Participant who has elected to receive all or a portion of his or her Plan benefits as an In-Service Distribution, if the Participant’s Disability occurs prior to the date specified in such Distribution Election, then such portion of his or her Plan benefits shall be paid:
(i)    For amounts deferred with respect to Plan Years beginning on or subsequent to January 1, 2008, pursuant to the form of payment that the Participant elected to receive upon Retirement with regard to any other portion of his or her Accounts for such Plan Year, under Section 8.3(a), subject to Section 8.3(c).
(ii)    For amounts deferred with respect to all Plan Years beginning prior to January 1, 2008, pursuant to the Participant’s Distribution Election to receive his or her Plan benefits in a lump sum under Section 4.3(b)(ii).
(c)    For any Participant for whom all or a portion of his or her Accounts does not have a distribution election on file, such portion of his or her Account shall be paid in quarterly installments over five years.
Section 8.8    Postponing or Amending Distributions. A Participant may postpone a scheduled distribution or amend the form of distribution specified in Section 8.2, Section 8.3(a) or (b), or Section 8.4 only by making a Subsequent Election pursuant to the terms of Section 4.3(c).
Section 8.9    Distribution of Benefits Pursuant to a Domestic Relations Order. The Company shall pay all or a portion of a Participant’s Plan benefits in a lump sum to any person other than the Participant pursuant to the terms of a domestic relations order. For this purpose, a domestic relations order means a judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of the Participant and which is made pursuant to a state domestic relations law (including a community property law).
ARTICLE IX

Beneficiary Designation
Section 9.1    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a designation with the Plan Administrator, on such form and in accordance with such procedures as the Plan Administrator may establish from time to time.
Section 9.2    Failure to Designate a Beneficiary. If a Participant or Beneficiary fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant’s Beneficiary shall be deemed to be, in the following order:
(i)    to the spouse of such person, if any; or
(ii)    to the deceased person’s estate.

Section 9.3    Facility of Payment. When, in the Plan Administrator’s opinion, a Participant or Beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may make any benefit payments to the Participant or Beneficiary’s legal representative, or spouse, or the Plan Administrator may apply the payment for the benefit of the Participant or Beneficiary in any way the Plan Administrator considers advisable, in each case, without subjecting the Participant or Beneficiary to accelerated taxation and/or tax penalties under Code Section 409A.
ARTICLE X

Administration of Plan
Section 10.1    Plan Administrator. The Board of Review, or such person as the Board of Review shall designate pursuant to Section 10.3, shall serve as the Plan Administrator of the Plan. The administration of the Plan shall be under the supervision of the Plan Administrator. It shall be a principal duty of the Plan Administrator to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. Benefits under the Plan shall be paid only if the Plan Administrator decides, in his or her discretion, that the applicant is entitled to them. The Plan Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Plan Administrator’s powers will include but will not be limited to, the following authority, in addition to all other powers provided by this Plan:
(i)    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;
(ii)    To exercise discretion in interpreting the Plan, any interpretation to be reviewed under the arbitrary and capricious standard;
(iii)    To exercise discretion in deciding all questions concerning the Plan and the eligibility of any person to participate in the Plan; such decision to be reviewed under the arbitrary and capricious standard;
(iv)    To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;
(v)    To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocations, delegation or designation to be in writing;
(vi)    To determine the amount and type of benefits to which any Participant or Beneficiary shall be entitled hereunder, including the method and date for all valuations under the Plan;
(vii)    To receive from the Employers and from Participants such information as shall be necessary for the proper administration of the Plan or any of its programs;
(viii)    To maintain or cause to be maintained all the necessary records for the administration of the Plan;

(ix)    To receive, review and keep on file (as it deems convenient and proper) reports of benefit payments made by the Plan;
(x)    To determine and allocate among the Employers the liability to the Company associated with Plan benefits in accordance with Section 1.3 and to determine the time at which and manner in which that liability shall be paid to the Company;
(xi)    To make, or cause to be made, equitable adjustments for any mistakes or errors made in the administration of the Plan; and
(xii)    To do all other acts which the Plan Administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.
Section 10.2    Reliance on Tables, etc. In administering the Plan, the Plan Administrator will be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of accountants, counsel, or other experts employed or engaged by the Plan Administrator.
Section 10.3    Delegation. The Board of Review shall have the authority to appoint another corporation or one or more other persons to serve as the Plan Administrator hereunder, in which event such corporation or person (or persons) shall exercise all of the powers, duties, responsibilities, and obligations of the Plan Administrator hereunder.
Section 10.4    Operations. The day-to-day operation of the Plan will be handled by the person or persons designated by the Plan Administrator.
Section 10.5    Uniform Rules. The Plan Administrator shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all similarly situated Participants.
Section 10.6    Plan Administrator’s Decisions Final. Any interpretation of the provisions of the Plan (including but not limited to the provisions of any of its Programs) and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Administrator shall make such adjustment on account thereof as it considers equitable and practicable. Neither the Plan Administrator nor any Employer shall be liable in any manner for any determination of fact made in good faith.
ARTICLE XI

Claims for Benefits
Section 11.1    Claims and Review Procedures. The Plan Administrator shall adopt procedures for the filing and review of claims in accordance with Section 503 of ERISA.
ARTICLE XII

Amendment and Termination of Plan
Section 12.1    Amendment. The Company may amend this Plan, in whole or in part, at any time provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment. Any amendment which would allow officers of the Company to participate in the Plan shall require the approval of the Abbott Laboratories Board of Directors. Any amendment which increases the total cost of the Plan to the Employers in excess of $250,000 in each of the three full calendar years next following the date of the amendment shall be approved by the Board of Review.  The Executive Vice President, Human Resources of the Company shall approve all other amendments to the Plan and the extension of the Plan to any division or Subsidiary of the Company.
Section 12.2    Termination. The Board of Review may at any time terminate the Plan with respect to future Deferral Elections.  The Board of Review may also terminate and liquidate the Plan in its entirety; provided that such termination and liquidation are consistent with the provisions of Code Section 409A.  Upon any such termination, the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan, determined as of the termination date, in compliance with Code Section 409A.
ARTICLE XIII

Miscellaneous
Section 13.1    Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. References to “contributions” in this document reflect the crediting of amounts to bookkeeping accounts rather than actual contributions of cash or property to the Plan or any trust agreement associated therewith.
Section 13.2    Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
Section 13.3    Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 13.4    Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Illinois, without reference to principles of conflict of law, except to the extent preempted by federal law.
Section 13.5    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the

Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.
Section 13.6    Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Eligible Bonuses or Eligible Compensation are earned and which are deferred under this Plan.
Section 13.7    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
Section 13.8    Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.
Section 13.9    Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered or sent by first class mail to the principal office of the Company, directed to the attention of the Plan Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
Section 13.10    Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to such notice.
Section 13.11    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
Section 13.12    Additional Employers. Subject to the consent of the Board of Review, any Subsidiary of the Company may adopt the Plan by filing a written instrument to that effect with the Company.
Section 13.13    Separation and Distribution Agreement of 2004. The provisions of this Section 13.13 shall apply to an Eligible Employee who is a Participant in the Plan and who transfers from employment with the Company or an Employer to Hospira, Inc. or to a subsidiary of Hospira, Inc. (collectively, the “Hospira Companies”) as a result of the transactions contemplated by that certain Separation and Distribution Agreement by and between Abbott Laboratories and Hospira, Inc., dated as of April 12, 2004 (the “Distribution Agreement”), and such transfer of employment is made in accordance with and subject to the terms of the Employee Benefits Agreement as described in the Distribution Agreement (each such transferred Participant referred to herein as a “Transferred Hospira Participant”).
(a)    A Transferred Hospira Participant’s transfer of employment to the Hospira Companies will not be considered as a termination of employment as a result of Termination of Employment, Retirement or Disability for purposes of determining eligibility for distributions under Article VII of the Plan.  Such Transferred Hospira Participant’s termination of employment resulting from Termination of Employment, Retirement or Disability shall occur only upon his or her subsequent termination of employment from the Hospira Companies (and Termination of Employment, Retirement and Disability with respect to such Transferred Hospira Participants shall mean such events in relation to the Hospira Companies rather than in relation to the Company and the Employers);

(b)    Following his or her transfer to employment with the Hospira Companies, a Transferred Hospira Participant will remain a participant but will not be eligible to make Deferral Elections.  A Transferred Hospira Participant shall remain a Participant until (i) his or her death or (ii) his or her Accounts have been distributed in accordance with the Plan and in accordance with the Transferred Hospira Participant’s elections regarding the manner of distribution of such Accounts.
Section 13.14    Section 409A. To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A.  The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following the Participant’s Termination of Employment or Retirement shall instead be paid on the first business day after the date that is six months following the Participant’s Termination of Employment or Retirement (or upon the Participant’s death, if earlier), plus, to the extent subject to a six-month delay, a return equal to the Rate of Return that would be achieved if such amounts were invested in accordance with the Participant’s Investment Elections under Section 4.2 from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

SUPPLEMENT A

ABBOTT LABORATORIES SUPPLEMENTAL DEFERRED COMPENSATION
BENEFIT FOR PILOTS

Article I
Introduction

Section 1.1    Purpose. This supplemental deferred compensation benefit for employees of Employers who are employed as Company pilots (the “Pilot Benefit”) has been established by the Company, effective as of June 1, 2024, with respect to eligible employees and forms a part of this Plan as set forth in this Supplement A to the Plan. Participation in the Pilot Benefit provided under this Supplement A does not provide eligibility for any other benefit provided under this Plan. In the event of any inconsistency between this Supplement A and the Plan (without regard to this Supplement A), this Supplement A shall control.

Article II
Pilot Benefit Participation
Section 2.1    Eligibility. A Green Employee of an Employer shall be eligible to participate in the Pilot Benefit if all of the following requirements are met:
(a)    the employee is a professional aircraft pilot for the Company; and
(b)    the employee is a member of a select group of management or highly compensated employees;
provided, a corporate officer subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, shall not be eligible to participate, and an eligible employee shall cease to be eligible to participate under this Supplement A, upon becoming such a corporate officer (such eligible employee, a “Pilot Participant”).
Section 2.2    Participation. Each Green Employee shall become a Participant under this Supplement A when such employee meets the requirements under Section 2.1 of Supplement A above and completes such forms and provides such data in a timely manner as is required by the Plan Administrator. Such forms and data may include, without limitation, such Participant’s acceptance of the terms and conditions of the Pilot Benefit.
Section 2.3    Application of ERISA. It is the intent of the Company that the Pilot Benefit be exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA, as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the “ERISA exemption”). Notwithstanding anything to the contrary in this Article 2 or in any other provision of this Supplement A, the Plan Administrator may in its sole discretion exclude any one or more eligible employees from eligibility to participate or from participation in the Pilot Benefit, may exclude any Participant from continued participation in the Pilot

Benefit, and may take any further action the Plan Administrator considers necessary or appropriate if the Plan Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Pilot Benefit to qualify for, or to continue to qualify for, the ERISA exemption.
Article III
Pilot Participants’ Supplemental Deferred Compensation Benefit
Section 3.1    Pilot Benefit. On behalf of each Pilot Participant meeting the requirements of Section 2.1 and Section 3.2 of this Supplement A for the prior Plan Year, as of the first quarter of each Plan Year, an Employer Contribution equal to 3% applied to such Pilot Participant’s Eligible Compensation for the prior Plan Year shall be deemed made by an Employer (the “Pilot Benefit Contribution”). Notwithstanding the foregoing, the full Pilot Benefit Contribution shall only be made for Plan Years in which the Pilot Participant has not yet attained age 65; and, in the Plan Year in which the Pilot Participant attains age 65, the Pilot Benefit Contribution shall be prorated such that the amount is equal to 3% applied to such Pilot Participant’s Eligible Compensation paid during the portion of the year preceding the date the Pilot Participant attains age 65.
Further, and notwithstanding the foregoing, any Pilot Benefit Contribution deemed made under this Section 3.1 with respect to 2024 shall be calculated solely for the period from June 1, 2024 to December 31, 2024, and shall be prorated as determined appropriate by the Plan Administrator.
Section 3.2    Pilot Benefit Eligibility Requirements. Notwithstanding any provision of the Plan to the contrary, a Participant who incurs a Termination from Employment prior to attaining age 55 for any reason other than death or Disability at any time during a Plan Year, or who is on an educational, personal or other unpaid leave on the last day of the Plan Year, shall not be eligible to receive a Pilot Benefit Contribution for such Plan Year. A Participant’s approved and paid leave of absence on the last day of a Plan Year (including pay continuation leave, short-term medical leave, parental leave, adoption leave, workers’ compensation leave, military leave, Family and Medical Leave Act leave, or long-term disability leave under an Employer’s plan) shall not disqualify the Participant from eligibility to receive a Pilot Benefit Contribution for such Plan Year. All references to “Plan Year” in this Section 3.2 shall, with respect to 2024, refer to the period from June 1, 2024, through December 31, 2024.
Section 3.3    Pilot Benefit Vesting and Forfeiture. A Participant’s Pilot Benefit Account shall become vested and nonforfeitable after all of the following requirements are met:
(a)    completing two (2) years of vesting service (as such term is defined in the definition of “Retirement”); and
(b)    attainment of age 55 while remaining an employee the Company or any of its Subsidiaries, or upon Termination of Employment prior to age 55 due to death or Disability.
If a Pilot Participant’s Termination of Employment occurs before his or her Pilot Benefit Account becomes one hundred percent (100%) vested and nonforfeitable, then the Pilot Participant shall forfeit his or her Pilot Benefit.
Section 3.4    Pilot Benefit Distribution. If a Pilot Participant’s Termination of Employment occurs due to Disability or on or after the date the Pilot Participant attains age 55, then the Company shall pay his or her Pilot Benefit Account in substantially equal quarterly installments to the Pilot Participant over five (5) years commencing within 90 days following his or her termination date; provided, that to the extent a Pilot Participant has made, in accordance with Code Section 409A and with Section 4.3(c) of the Plan, a valid election for the payment form applicable in the event payment is made upon a Termination of Employment due to Disability or on or after attaining age 55, then the Company shall pay the Participant in accordance with such election made for one of the forms of payment provided in Section 8.3(a) of the Plan. In the event of a Pilot Participant’s Termination of Employment due to death, the Company shall pay the Pilot Benefit Account in a lump-sum to the Pilot Participant within 90 days following his or her Termination of Employment (regardless of any other distribution election that may have been made).

SUPPLEMENT B

TRANSFER OF LIABILITIES FROM THE
ABBOTT DEFERRED COMPENSATION PLAN FOR FORMER EMPLOYEES OF SOLVAY

B-1.     Purpose and Effect.  The purpose of this Supplement B is to provide for the transfer of liabilities from the Abbott Deferred Compensation Plan for Former Employees of Solvay, as it may be amended (the “Solvay DCP”), to this Plan with respect to certain Abbott Retained Employees and Abbott LTD Participants as set forth in the EMA (the “Solvay DCP Participants”).  The Solvay DCP is not open to new contributions, so the purpose of this Supplement B is to facilitate the administration of any Abbott Retained Employee and Abbott LTD Participant accounts that are transferred into the Plan (the “Deferred Compensation Accounts”) from the Solvay DCP until such time as they are fully distributed.  Except as specifically provided in this Supplement B to document certain benefits, rights and features of the Solvay DCP Plan, the Plan terms shall apply to the Deferred Compensation Accounts.

B-2.    Transfer of Liabilities from Solvay DCP.  As soon as practicable on or after January 1, 2013, and subject to such terms and conditions as the Plan Administrator may establish, all liabilities attributable to the Solvay DCP Participants shall be transferred from the Solvay DCP to this Plan.  The Plan shall credit each such Solvay DCP Participant’s account with (a) the amount deferred by such individual into the Solvay DCP as of the applicable transfer date, plus (b) any employer contributions, whether vested or unvested, deemed to have been made in relation to the amount described in (a), including, in each case, any earnings thereon.

B-3.    Distribution Elections.  Distribution elections made under the Solvay DCP with respect to transferred amounts described in Section B-2 above shall be recognized, implemented and honored by the Plan and such amounts shall be distributable to the applicable Solvay DCP Participant in accordance with such elections.  Elections with respect to amounts deferred under this Plan on or after January 1, 2013 shall be in accordance with Article IV and other applicable provisions of this Plan.

B-4.    Earnings Equivalents.  Earnings equivalents shall be credited to each Deferred Compensation Account on the basis determined by the Plan Administrator from time to time.  A Solvay DCP Participant’s election for the deemed investment of the amounts in his or her Deferred Compensation Account shall be made in accordance with such rules and procedures as the Plan Administrator may adopt from time to time.

B-5.    Vesting and Forfeiture.

(a)    A Solvay DCP Participant’s right to future payment of his or her Deferred Compensation Account attributable to deferral contributions, together with the earnings equivalents thereon, shall always be 100% vested and nonforfeitable.  Subject to paragraph (b) below, a Solvay DCP Participant’s right to future payment of his or her Deferred Compensation Account attributable to employer contributions, together with the earnings equivalents thereon, shall be vested and nonforfeitable based on his or her service with Abbott Laboratories.

(b)    If a Solvay DCP Participant is terminated for cause, including but not limited to conviction of a felony, acts involving moral turpitude, offensive personal conduct, dishonesty, disloyalty, disorderly conduct, vandalism, violation of the rules of the Company, revealing trade secrets, insubordination, interference with production, or any other act or course of action deemed detrimental to the Company by the Plan Administrator, then the only amount which the Solvay DCP Participant will receive will be that amount attributable to his or her deferral contributions and the earnings equivalents attributable thereto. This amount, valued as of the most recent valuation date administratively practicable before the distribution, will be distributed in accordance with the provisions of the Plan.  The balance of his or her Deferred Compensation Account will be forfeited concurrent with the distribution.
 B-6.     Distributions.

(a)    Unless otherwise provided in the Plan or in paragraph (b) below, in the event that a Solvay DCP Participant has a Termination of Employment, he or she shall receive, in the form of a lump sum distribution 75 days after the date of Termination of Employment, an amount equal to the value of his or her vested Deferred Compensation Account as of the most recent valuation date administratively practicable before the distribution. Notwithstanding the foregoing, but subject to the Plan terms and paragraph (b) below, the Solvay DCP Participant may elect to receive the value of his or her vested Deferred Compensation Account in any one of the following alternative forms:

(1)    a lump sum distribution 75 days after the date of Termination of Employment or, if later, January 1 of the calendar year following the calendar year in which he or she has a Termination of Employment;

(2)     annual installments over a five-year period beginning 75 days after the date of Termination of Employment; or

(3)    annual installments over a ten-year period beginning 75 days after the date of Termination of Employment.

Any election (or any change or revocation of an election) shall not be effective unless it is accepted by the Plan Administrator at least 12 months prior to the date of Termination of Employment and results in a further deferral of payment (or the commencement of payment) of the Solvay DCP Participant’s Deferred Compensation Account of at least five years (unless payment is on account of death).  In the event the value of a Deferred Compensation Account is not distributed in a lump sum within 75 days after a Solvay DCP Participant’s Termination of Employment, the amounts credited to such Deferred Compensation Account shall continue to be credited for earnings equivalents in accordance with Section B-4 until the latest valuation date administratively practicable before such amounts are distributed;

(b)    In the event that there is a change of control of the Company, as defined under Code Section 409A, then each Solvay DCP Participant shall receive, in the form of a lump sum distribution made 75 days after the change of control occurs, an amount equal to the value of his or her vested Deferred Compensation Account as of the most recent valuation date administratively practicable before distribution.  Notwithstanding the foregoing, accelerated distributions under this paragraph (b) shall be limited to the extent necessary to prevent the Solvay DCP Participant from receiving any “excess parachute payment” as described in Code Section 280 or any successor section thereto, provided that the determination of what shall constitute an “excess parachute payment” shall be made by the Plan Administrator, and provided further that such limitation may be applied by the Plan Administrator only if and to the extent such limitation of acceleration does not cause a violation of Code Section 409A.  In the event that a portion of the benefit otherwise payable under this paragraph (b) may not be accelerated pursuant to the limitations of the immediately preceding sentence, the payments which would be due latest in time shall be accelerated first, to the extent required to comply with Code Section 409A.

B-7.    Use of Terms.  Terms used in this Supplement B have the meanings of those terms as set forth in the Plan, unless they are defined in this Supplement B.  All of the terms and provisions of the Plan shall apply to this Supplement B except that where the terms of the Plan and this Supplement B conflict, the terms of this Supplement B shall govern.

APPENDIX A

[Abbott Laboratories Deferred Compensation Plan, as in effect on October 3, 2004]